UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 22, 2022

ASHLAND GLOBAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
333-211719	81-2587835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
Covington, Kentucky 41011

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASH	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2022 (such date, the “Closing Date”), Ashland LLC, a Kentucky limited liability company (“Ashland”) and an indirect subsidiary of Ashland Global Holdings Inc., a Delaware corporation (“Ashland Global”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among Ashland Global, Ashland Chemco Inc., a Delaware corporation (a direct subsidiary of Ashland Global and the direct parent company of Ashland) (“Chemco”), Ashland, as a borrower, Ashland Services B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Dutch Borrower”), as a borrower, each lender from time to time party thereto, The Bank of Nova Scotia, Houston Branch, as administrative agent, swing line lender and a letter of credit issuer, each other letter of credit issuer from time to time party thereto and Citibank, N.A., as syndication agent.  The Credit Agreement provides for a $600 million five-year revolving credit facility (including a $125 million letter of credit sublimit) (the “Revolving Facility”), which may be drawn by Ashland or the Dutch Borrower.  After the Closing Date, proceeds of borrowings under the Revolving Facility will be used, among other things, to provide ongoing working capital and for other general corporate purposes.

The Credit Agreement amends and restates the Credit Agreement dated as of January 10, 2020, among Ashland Global, Chemco, Ashland, the Dutch Borrower, each lender from time to time party thereto, The Bank of Nova Scotia, as administrative agent, swing line lender and a letter of credit issuer, the other letter of credit issuers from time to time party thereto and Citibank, N.A., as syndication agent.

The Revolving Facility is guaranteed by Ashland Global and Chemco, and the obligations of the Dutch Borrower under the Revolving Facility are guaranteed by Ashland.  The Revolving Facility is unsecured.

At the Company’s option, loans issued under the Credit Agreement will bear interest at (a) in the case of loans denominated in U.S. dollars, either Term SOFR or an alternate base rate and (b) in the case of loans denominated in Euros, EURIBOR, in each case plus the applicable interest rate margin. Loans will initially bear interest at Term SOFR or EURIBOR plus 1.250% per annum, in the case of Term SOFR borrowings or EURIBOR borrowings, respectively, or at the alternate base rate plus 0.250% per annum, in the case of alternate base rate borrowings, through and including the date of delivery of a quarterly compliance certificate and thereafter the interest rate will fluctuate between Term SOFR or EURIBOR plus 1.250% per annum and Term SOFR or EURIBOR plus 1.750% per annum (or between the alternate base rate plus 0.250% per annum and the alternate base rate plus 0.750% per annum), based upon the Consolidated Net Leverage Ratio (as defined in the Credit Agreement) at such time.  Term SOFR borrowings are subject to a credit spread adjustment of 0.10% per annum.  In addition, the Company will initially be required to pay fees of 0.125% per annum on the daily unused amount of the Revolving Facility through and including the date of delivery of a quarterly compliance certificate, and thereafter the fee rate will fluctuate between 0.125% and 0.275% per annum, based upon the Consolidated Net Leverage Ratio.

The Revolving Facility may be prepaid at any time without premium.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including limitations on liens, additional subsidiary indebtedness, investments, mergers, dispositions, restricted payments, changes in the nature of business, affiliate transactions, restrictions on distributions by subsidiaries, use of proceeds, accounting changes, passive holding company limitations on Ashland Global and Chemco and other customary limitations, as well as financial covenants (including maintenance of a maximum Consolidated Net Leverage Ratio and a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement)).  The Credit Agreement also contains usual and customary events of default, including non-payment of principal, interest, fees and other amounts, material breach of a representation or warranty, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency, material judgments, incurrence of certain material ERISA liabilities, impairment of loan documentation and change of control.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The above description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement filed with this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
Amended and Restated Credit Agreement dated as of July 22, 2022, among Ashland Global Holdings, Inc., Ashland Chemco Inc., Ashland LLC, Ashland Services B.V., each lender from time to time party thereto, The Bank of Nova Scotia, Houston Branch, as administrative agent, swing line lender and a letter of credit issuer, each other letter of credit issuer from time to time party thereto and Citibank, N.A., as syndication agent

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

July 22, 2022	/s/ J. Kevin Willis
	Name:	J. Kevin Willis
	Title:	Senior Vice President and Chief Financial Officer